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Exhibit 10.12

Business Loan Agreement dated as of November 30, 2000 by and between the Company and Wells Fargo Bank, N.A.

BUSINESS LENDING CONFIRMATION LETTER
November 30, 2000

Thanksgiving Coffee Company, Inc.
P. O. Box 1918
Fort Bragg, CA 95437-1918


WELLS FARGO BANK, N.A. ("Bank"), agrees to make available to Thanksgiving Coffee Company, Inc. ("Borrower") a PrimeLoan (the "Credit"). The Credit shall bear interest and be repayable in accordance with the terms and conditions of the Agreement. The Agreement consists of (1) the Confirmation Letter ("this Letter"), (2) the Business Lending Disclosure dated October 01, 1999 (the "Disclosure") and (3) any Related Documents. All terms and conditions of the Disclosure and Related Documents are incorporated herein by reference for all purposes. All capitalized terms not defined in this Letter are defined in the Disclosure.

Promise To Pay. Borrower promises to pay to Bank, or order, the principal amount of $464,000.00 together with interest on the unpaid principal balance. Borrower will pay Bank at Bank's address shown in this letter or at such other place as Bank may designate in writing.

Interest. The interest rate applicable to this Credit is subject to change from time to time based on changes in the Prime Rate. The Prime Rate currently is 9.500% per annum. The interest rate to be applied to the unpaid principal balance of Credit will be 3.000% above the Prime Rate resulting in an initial rate of 12.500% per annum.

Interest Accrual Basis. Interest shall be computed on a 365/360 simple interest basis; that is, by multiplying the ratio of the annual interest rate over a year of 360 days, times the outstanding principal balance, times the actual number of days the principal is outstanding.

Payments. The principal amount of this Credit shall be amortized over 60 months and shall be payable in 59 equal monthly payments of $7,733.33. In addition to such principal payments, accrued unpaid interest shall be due and payable on each payment due date. These principal plus interest payments shall be payable as follows: If the loan disbursement occurs on or before the 24th day of any month, the first payment due date shall be the 15th day of the next month; if the loan disbursement occurs after the 24th day of any month, the first payment due date shall be the 15th day of the second month following the disbursement. Payments shall be due on the same day of each month thereafter until maturity of the Credit, which is the 15th day of the 60 month following the first payment due date, at which time all the remaining unpaid principal, accrued interest and any other amounts owed in connection with Credit shall become due and payable in full.

Automatic Debit of Payments. Bank is authorized to automatically debit payments and other amounts due and owing in connection with this Credit from Borrower's Well Fargo Bank, N.A. account number 000000451028112. This authorization shall remain in full force and effect until written revocation from the Borrower or Account Holder has been received and processed by WELLS FARGO BANK, N.A. ("Bank") at its business Lending office at Business Lending, 177 Park Center Plaza MAC #A0514-011, San Jose, CA 95113.

Disbursement Information. The estimated proceeds of the Credit shall be disbursed as follows:

Collateral. Subject to the terms and conditions of the Disclosure, as security for the obligations set forth in Section 2.1 of the Disclosure, THANKSGIVING COFFEE COMPANY, INC., as Grantor, pledges and grants to Bank a first priority security interest in the following property, whether existing or hereafter arising, now owned or hereafter acquired, and wherever located, and all Proceeds of the foregoing (including insurance):

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Any property described in Exhibit(s)(if any) attached hereto and made part hereof.

All accounts, inventory, equipment, instruments, general intangibles and contract rights.

Fees.  Borrower shall pay estimated fees as follows:

Loan Fee             $2,500.00             From Account          000000451028112

Prepayment Terms.   Borrower may principal of the Credit at any time, in any
amount, without penalty.

Additional Provisions. This document may be signed in any number of separate copies, each of which shall be effective as an original, but all of which taken together shall constitute a single document. An electronic transmission or other facsimile of this Letter or any signed document shall be deemed an original and shall be admissible as evidence of the document and the signer's execution. The Agreement shall be governed by the laws of the state of California and applicable Federal Law.

Purpose. The proceeds of the Credit shall be used primarily for business or commercial purposes.

At the time the Agreement is signed and delivered to Bank, the persons signing below, including without limitation the Borrower(s), any Grantor(s) and any Guarantor(s), acknowledge receipt of the Agreement, including the Disclosure and Related Documents, and accept all terms and conditions contained in them.
Unless a fully signed copy of this Letter and all Related Documents is received by Bank within 30 days, this off to extend credit will expire. This offer is transferable or assignable, and may be withdrawn or modified at any time prior to Bank's receipt of the above fully signed documents.

This Letter, the Disclosure, and any Related Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties relating to this Credit.